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                                                                    EXHIBIT 99.2

                              "Cingular Wireless"

"Cingular's first quarter results reflect improved marketing, sales and operational execution. Significant improvement was made in EBITDA, which increased 7.8 percent to $1.2 billion. As a result of increased revenues and a reduction of 1.6 percent in operating expenses excluding depreciation and amortization, EBITDA margin improved 230 basis points from first quarter 2002, to 36 percent. Total operating revenue increased 1.3 percent to $3.59 billion, while total operating expenses declined 0.1 percent, generating operating income of $716 million, an increase of 7.3 percent compared to the same quarter of 2002. (Cingular began consolidating its Salmon PCS interest beginning January 1, 2003.)

"Service revenue increased 0.9 percent in first quarter as a result of customer growth, offset by a modest reduction in service ARPU, which declined less than 1 percent from prior year levels. Service ARPU declines are the result of lower negotiated roaming rates and competitive network build-out. Customer ARPU, which reflects revenue generated by Cingular customers, showed a slight increase from first quarter 2002 - the seventh consecutive quarter of year-over-year gains. In addition, the data component of ARPU increased more than three-fold to $0.80, and prepaid ARPU increased over 20 percent. Equipment and other revenues increased 7.5 percent to $244 million as a result of a better mix of higher priced handsets and lower handset subsidies.

"Throughout the quarter, Cingular experienced increased momentum in customer additions, ending the quarter with 189,000 total net additions - a sequential improvement of 310,000. Increased leverage of Cingular's affiliation with BellSouth and SBC Communications, and improved co-branding programs produced strong results. Sales through BellSouth and SBC produced healthy gross additions and over one-third of Cingular's total net additions in the quarter. First quarter prepaid net additions were 140,000, reflecting the continued success of Cingular's "Keep-in-Contact" product. Resale net additions were 98,000. While total retail contract customers declined 49,000 in the quarter, gross additions for this segment increased almost 9 percent sequentially. In addition, positive retail contract customer net additions were achieved in February and March.

"Lower churn in the prepaid and resale segments enabled Cingular to reduce first quarter 2003 churn by 30 basis points, to 2.6 percent. Retail contract churn remained in the low 2 percent range. Cingular ended the quarter with 22.1 million PCS and cellular customers -- an annual increase of 1.3 percent. Cingular Interactive had net customer additions of 17,000 during the quarter, bringing the customer number to 835,000, a 9.2 percent annual increase.

"Operating expenses declined 0.1 percent during the quarter, due to a 6.3 percent reduction in selling, general and administrative expenses (SG&A), offset by a 3.7 percent increase in cost of services and products, and increased depreciation and amortization expense of 8.4 percent. SG&A expenses declined mainly due to reduced acquisition costs as a result of lower gross additions, lower advertising and promotion expenses compared to first quarter 2002, and billing expense reductions as a result of consolidation initiatives. The primary drivers of expense increases were a 17 percent increase in system minutes of use, GSM overlay related costs, dual system operating costs and increased long distance volumes.

"First quarter capital expenditures were $327 million. In addition, capital investments in Cingular's equity affiliates amounted to $74 million. For the year, Cingular expects between $3.4 and $3.8 billion of capital expenditures and equity affiliate capital investments. Approximately $1.2 to $1.3 billion will be invested in Cingular's GSM and GPRS overlay; and $1.6 to $1.7 billion will be invested for increased capacity and coverage in the company's core GSM and TDMA networks and in non-network capital expenditure. Between $600 million and $800 million will be spent on Cingular's investments in its New York/California venture with T-Mobile and its joint venture with AT&T Wireless called "Roadrunner." Officially formed March 13, 2003, Roadrunner will build out GSM/GPRS service on more than 4,000 miles of rural highways in the U.S. Cingular expects the build to be substantially complete by the end of this year.

"Cingular's GSM/GPRS service offering received a major boost in March 2003 when Cingular entered into a strategic nationwide GSM/GPRS roaming agreement with AT&T Wireless. This agreement, retroactive to February 1, 2003, will (a) provide better service to Cingular customers through coverage and footprint improvements, (b) significantly reduce roaming rates, and (c) offer full interoperability of customer services such as Short Messaging Service (SMS).

"Cingular continues to prioritize its GSM/GPRS overlay and service offering. Cingular is on target to increase GSM and GPRS coverage to 90 percent of potential customers and all covered major markets by the end of 2003, with the total overlay complete in 2004. In the second quarter, Cingular expects to complete the overlay in Chicago and substantially complete it in a number of other major markets. Cumulative coverage for all U.S. wireless carriers deploying GSM/GPRS, the global standard, is expected to reach close to 90 percent of the U.S. population by the end of 2003, increasing to a mid-90 percent range in 2004."